SOURCE CODE LICENSE AGREEMENT

This Source Code License Agreement (this “Agreement”) is entered into as of October 2, 2017 (the “Effective Date”) by and between Escalon Medical Corp., a Pennsylvania corporation, with offices at 435 Devon Park Drive, Suite 100, Wayne, PA 19087 (“Escalon”), and Modernizing Medicine, Inc., a Delaware corporation, with offices at 3600 FAU Blvd., Suite 202, Boca Raton, Florida 33431 (“MMI”).

RECITALS

WHEREAS, Escalon desires to grant to MMI, and MMI desires to receive from Escalon, a license to the source code of Escalon’s proprietary image management software, in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties agree as follows:

AGREEMENT

1.	DEFINITIONS.
1.1.    “Affiliate” of a party means any Person that controls, is controlled by, or is under common control with such party, now or in the future, for so long as such control exists, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or other interests, by contract or otherwise.
1.2.    “Axis Business” means Escalon’s and its Affiliates’ AXIS image management business.
1.3.    “Confidentiality Agreement” means that certain Mutual Confidentiality Agreement dated August 19, 2015 between Escalon and MMI.
1.4.    “Escalon Software” means all of the Software for Escalon’s (or its Affiliates’) proprietary image management Software product, more fully described in Exhibit A, as it exists as of the Effective Date (including without limitation all server-side and client-side Software, associated desktop Software and mobile applications, and any Software used to integrate the foregoing Software with imaging devices, electronic health records, and other third party Software or devices) for all currently supported platforms, as more fully described in Exhibit A, and any accompanying documentation. Escalon Software also includes any Updates required to be delivered pursuant to Section 3.2.
1.5.    “Government Authority” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other domestic or international jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; or (iii) governmental or quasi-governmental authority of any nature (including, without limitation, the U.S. Food and Drug Administration, the Department of Health and Human Services, the Federal Trade Commission and any other governmental division, department, agency, branch, commission, accreditation or certification authority, instrumentality, official, organization, unit, body or Person and any court or other tribunal).
1.6.    “Intellectual Property Rights” means all current and future worldwide patents and other patent rights, utility models, copyrights, mask work rights, trade secrets, and all other intellectual property rights, including without limitation all applications and registrations with respect thereto.
1.7.    “Licensed Source Code” means the human-readable source code version of the Escalon Software, and all applicable documentation and instructions for configuring and compiling the foregoing to generate and make available the Escalon Software on all currently supported platforms.
1.8.    “MMI Solutions” means any and all of MMI’s and its Subsidiaries’ current and future products and services, howsoever designated (including private-labeled versions thereof), including without limitation the solution currently marketed under the “EMA” brand, and any related products, services, or Software development toolkits of MMI or its Subsidiaries designed to provide access to or integrate with MMI’s or its Subsidiaries’ products or services, such as mobile applications, desktop Software, and add-ons to third party Software.
1.9.     “Open Source Software” means Software subject to any license that requires, as a condition of use, modification or distribution of any work of authorship, that such work of authorship (i) be made available or distributed in a form other than object code (e.g., source code form); (ii) be made available for license for the purpose of preparing derivative works; (iii) be made available for license under terms that allow any products or services or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of law); or (iv) be made available for redistribution for no license fee (including the GNU General Public License, the GNU Library General Public License, the GNU Lesser General Public License, the Affero General Public License, the Mozilla Public License, the Common Development and Distribution License and the Eclipse Public License) meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation) or any substantially similar license, including any license approved by the Open Source Initiative and any Creative Commons License, or any other license that is commonly referred to as an “open source”, “free software”, “copyleft”, or “community source code” license.
1.10.    “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization.
1.11.    “Reseller Agreement” means that certain Axis Image Management Reseller Agreement dated November 7, 2012 between Escalon Medical Corp., d/b/a Sonomed Escalon and Modernizing Medicine, Inc.
1.12.    “Software” means (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (iv) all documentation, including user manuals and other training documentation related to any of the foregoing.
1.13.    “Subsidiary” of a party means any Person that is controlled by such party, now or in the future, for so long as such control exists, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or other interests, by contract or otherwise.
1.14.    “Third Party Software” means the Software listed on Exhibit B.
2.LICENSE.
2.1.    License.

2.1.1.
Grant. Escalon, on behalf of itself and its Affiliates, hereby grants to MMI and its Subsidiaries, a worldwide, non-exclusive, perpetual, irrevocable, non-transferable (except as provided under Section 14.1), license, under Escalon’s and its Affiliates’ Intellectual Property Rights, to use, reproduce, modify, and create derivative works of the Licensed Source Code, and to use, reproduce, distribute, sell, license and otherwise commercially exploit the Licensed Source Code and MMI’s and its Subsidiaries’ modifications and derivative works thereof in executable form (except as provided in Section 2.1.3) solely in conjunction with MMI Solutions (including but not limited to embedded in or as a separate application sold for use with, MMI Solutions, etc.).

2.1.2.
Third Party Contractors. MMI and its Subsidiaries may engage third party contractors to exercise the licenses granted in this Section 2.1 on their behalf, and sublicense its rights to the Licensed Source Code to the extent necessary to do so, provided that such contractors who are given access to any Licensed Source Code agree in writing to be bound by terms at least as restrictive and protective with respect to the confidentiality of the Licensed Source Code as those contained in this Agreement.

2.1.3.
Escrow. If a customer of MMI requires that MMI place the source code for the MMI Solutions in escrow, MMI may include in the escrowed materials those portions of the Licensed Source Code that are incorporated into or would otherwise be necessary to use and maintain the MMI Solutions, permit release thereof pursuant to the same escrow release conditions that apply to the MMI Solutions source code, and grant the same license or sublicense to such escrowed Licensed Source Code as apply to the licensed MMI Solutions source code, provided that the same confidentiality provisions apply.

2.2.    Restrictions. MMI may not remove or destroy any copyright notices or other proprietary markings on the Licensed Source Code and agrees to ensure that any copy of the Licensed Source Code in its possession or control shall bear Escalon’s copyright, trademark, title, and/or restricted rights notice and other proprietary markings and a notice that the Licensed Source Code is the confidential property of Escalon and that access thereto is strictly limited by the provisions of this Agreement.
2.3.    Ownership.

2.3.1.
Licensed Source Code. MMI acknowledges that the Licensed Source Code is the proprietary and confidential information of Escalon and that, except for the rights granted in Section 2.1 above, Escalon retains all right, title, and interest in and to the Licensed Source Code, including without limitation all Intellectual Property Rights therein and thereto.

2.3.2.
Modifications and Derivatives Generally. Except as specifically set forth in Section 2.3.3 below, each party retains all Intellectual Property Rights to modifications, derivative works, additions, and extensions to the Licensed Source Code created by or for such party (in the case of MMI, subject to Escalon’s underlying rights in the Licensed Source Code) and neither party has any obligation to provide any such modifications, derivative works, additions, and extensions to the other party except as set forth in Section 3.1 or 3.2.

2.3.3.	Modifications and Derivatives Made by Designated Employees. Any Software developed by Escalon in providing Support Services under Section 3.1 will be deemed to be included within Escalon Software.
2.4.    Third Party Software. Escalon shall provide such cooperation as requested by MMI in order for MMI to obtain such rights to the Third Party Software listed on Exhibit B as deemed appropriate by MMI.
2.5.    Delivery and Validation of Source Code. Promptly following the Effective Date, Escalon will electronically transmit a complete copy of the Licensed Source Code in its current format to a secure cloud repository to which Escalon initially will have sole access. Promptly following the Effective Date, and provided that Escalon has provided to MMI a complete list in writing of all required development tools and development environment (collectively, “System Requirements”), MMI shall provide a workstation or virtual cloud hosted machine to Escalon that meets the System Requirements (the “Workstation”). Escalon will confirm that it is able to configure and/or compile the Licensed Source Code on the Workstation, in accordance with the written instructions and tools specified by Escalon (the “Instructions”), to create a fully-functioning executable version of the Escalon Software that conforms in all material respects to all documentation applicable to such Escalon Software and shall demonstrate to MMI that such version has been created through such process (“Validation”). If, after up to ten (10) business days after MMI provides the Workstation to Escalon (the “Validation Period”), MMI is unable to confirm Validation of the Licensed Source Code, MMI shall inform Escalon of the deficiency and the Validation Period shall be extended for an additional ten (10) business days, during which Escalon shall have the opportunity to modify the Licensed Source Code and/or its specified Instructions so that MMI is able to confirm Validation of the Licensed Source Code. If Escalon is unable or unwilling to provide a version of the Licensed Source Code with respect to which MMI can confirm Validation prior to the expiration of the Validation Period as so extended, then MMI may, in its sole discretion: (i) extend the Validation Period for an additional reasonable period of time, allowing Escalon to further attempt to provide a version of the Licensed Source Code with respect to which MMI can confirm Validation; (ii) conditionally accept the Licensed Source Code and agree with Escalon on a remediation plan pursuant to which Escalon shall provide a version of the Licensed Source Code that can be Validated; or (iii) terminate this Agreement upon written notice to Escalon without any financial liability or obligation on the part of MMI other than to comply with the requirements of Section 7 of this Agreement with respect to the Licensed Source Code and the Confidentiality Agreement to the extent applicable. If MMI elects option (i) or (ii) and Escalon thereafter fails to correct such deficiency after using the procedures set forth above, MMI may thereafter exercise any of options (i) through (iii). Promptly upon payment of License Fee as provided in Section 4 of this Agreement, Escalon will return the Workstation to MMI, deliver the Instructions and all other documentation applicable to the Licensed Source Code to MMI and provide administrative controls for secure cloud repository for the Licensed Source Code (MMI shall initially access the Licensed Source Code from a location in the State of Florida).
2.6.    Further Assurances. At any time, or from time to time, on and after the date of this Agreement, Escalon will at the request of MMI (i) deliver to MMI such records, data or other documents consistent with the provisions of this Agreement, (ii) execute, and deliver or cause to be delivered, all assignments, consents, documents or further instruments of license, and (iii) take or cause to be taken all such other actions, as MMI may reasonably deem necessary or desirable in order for MMI to obtain the full benefits of this Agreement and the transactions contemplated hereby.

3.	SUPPORT SERVICES.
3.1.    Escalon Support. During the three (3) month period after the Effective Date commencing no later than five (5) days after the Effective Date, Escalon will cause mutually agreed-upon employees of Escalon (“Designated Employees) to provide up to one hundred (100) hours (exclusive of travel time) (the “Free Hours”) of assistance replicating the foregoing Validation throughout the rest of MMI’s design environment, implementation, support and training services, including but not limited to Software architecture, Software compilation, device integration, Software usage, etc. to MMI (the “Support Services”) as reasonably requested by MMI at no additional charge, and thereafter Escalon will provide additional Support Services as reasonably requested by MMI at the rates set forth in Section 4.2. Such Designated Employees will provide Support Services onsite at MMI’s facilities at MMI’s reasonable request.

3.1.1.
Relationship with Designated Employees. At all relevant times while providing the Support Services under this Section 3.1, the Designated Employees shall be employees of Escalon and not employees of MMI. Nothing in this Agreement shall be deemed to create an employee-employer relationship between MMI and the Designated Employees. The Designated Employees shall not represent themselves as employees of MMI nor make contractual obligations between MMI and any third party. Escalon understands that MMI is not required to provide the Designated Employees with workers’ compensation. Escalon acknowledges and understands that Escalon is solely responsible for the Designated Employees’ salary/wages, benefits, workers’ compensation coverage and the employer withholding of federal, state and local income tax, social security, unemployment and disability taxes, and all other applicable charges required by statute, law or ordinance. MMI shall bear the reasonable costs and travel expenses associated with Designated Employees’ travel as set forth in Section 4.2.

3.1.2.	Placement Requirements. Escalon agrees that it will have a completed Form I-9 as required by U.S. Citizenship and Immigration Services on file prior to any Designated Employees being placed at MMI.

3.1.3.
Removal of Designated Employee(s). If any Designated Employee fails to perform as provided herein or otherwise violates MMI workplace policies and procedures, MMI may provide written notification to Escalon of the request to remove the Designated Employee from MMI. Escalon shall remove the Designated Employee immediately and replace the Designated Employee within a commercially reasonable amount of time, not to exceed five (5) business days.

3.1.4.
Policies. The supervision of the Designated Employees on the premises of MMI is the responsibility of MMI. All Designated Employees shall observe MMI’s workplace policies and procedures and not create any disturbances. All Designated Employees shall perform the duties as agreed upon by MMI and Escalon. Upon MMI’s request, Escalon shall obtain the written consent of each of the Designated Employees to adhere to MMI’s Confidential Information, Invention Assignment and Arbitration Agreement (“CIIAAA”) as well as all other MMI workplace policies and procedures.

3.1.5.
Representations and Warranties of Escalon. Escalon represents and warrants as follows: (a) to the best of Escalon’s knowledge, the Designated Employees have the ability, knowledge, and expertise to adequately perform the services under this Agreement and that the Designated Employees will perform the services in a professional manner and in accordance with the highest industry standards; (b) all services performed by Escalon and Designated Employees in connection with this Agreement shall be performed in compliance with all applicable federal, state and local laws, rules and regulations; (c) all Designated Employees are employees of Escalon, and Escalon shall provide Designated Employees with workers' compensation benefits, unemployment insurance, tax withholding, FICA, or other contributions and benefits on behalf of or for the benefit of the Designated Employees in compliance with all applicable federal, state and local laws, rules and regulations, including but limited to, vacation and holiday pay, if any; and (d) Escalon is an equal opportunity employer and hires and employs all qualified employees regardless of their sex, race, religion, creed, color, national origin, ancestry, physical disability, mental disability, medical condition, marital status, sexual orientation, age or any other basis prohibited by federal, state or applicable local law or ordinance.

3.1.6.
Indemnity. Escalon shall indemnify, defend and hold harmless MMI, its stockholders, Affiliates, officers, directors, employees and agents from and against any and all losses, damages, claims, liabilities, judgments, actions, settlements, lawsuits, costs (including, without limitation, reasonable attorneys’ fees and costs and expenses of legal actions) and expenses resulting from or arising out of (i) any breach or reasonably anticipated breach of the CIIAAA by any Designated Employee; (ii) any negligence or intentional misconduct of any Designated Employee or Escalon; or (iii) any matters related to the employment of any Designated Employee.

3.2.    Updates. For a period of two (2) years following the Effective Date, Escalon shall provide to MMI all error corrections and bug fixes to the Licensed Source Code for the Escalon Software developed by or for Escalon or its Affiliates (collectively, “Updates”). Updates will be delivered electronically to MMI.
3.3.    Third Party Software; Open Source Software. Escalon will notify MMI, prior to delivery, of any third party Software in Updates, and any third party Software used in the development of Updates, that is not otherwise listed in Exhibit B as of the Effective Date, and the parties will execute an amendment to Exhibit B and such additional third party Software will be deemed to be Third Party Software under this Agreement. Escalon will notify MMI, prior to delivery, or any Open Source Software that is embedded in or combined with Updates that is not listed in Exhibit C as of the Effective Date, and the parties will execute an amendment to Exhibit C. In any event, with respect to such additional Open Source Software, Escalon will not use it in a way that violates Section 5.2.6 as it applies to Updates.
3.4.    MMI Support. MMI shall be solely responsible for providing support to customers and end users of the MMI Solutions. Escalon shall continue to provide support as required by the Reseller Agreement unless MMI requests Escalon to cease providing such support. Escalon shall not sell any products or services, which compete with any MMI products or services, to the Persons listed on Exhibit E.
4.CONSIDERATION.
4.1.    License Fee. Subject to MMI’s confirmation of the Validation of the Licensed Source Code, MMI agrees to pay to Escalon a non-refundable license fee of $500,000 within two (2) business days following the end of the Validation Period (as extended) pursuant to Section 2.5, unless otherwise agreed by MMI pursuant to Section 2.5.
4.2.    Support Fees. MMI agrees to pay Escalon for the Support Services at a rate of $150.00 per hour, following the Free Hours. Escalon shall invoice MMI on a monthly basis, and MMI shall pay undisputed amounts within thirty (30) days of receipt of Escalon’s invoice therefor. MMI shall bear the reasonable costs and travel expenses associated with Designated Employees’ travel to provide Support Services onsite at MMI’s facilities when requested by MMI. Escalon shall maintain all books and records relating to Escalon’s provision of Support Services hereunder for a period of no less than three (3) years, and MMI shall have the right, upon reasonable notice, to inspect such books and records and all other documents and materials in Escalon’s possession or control which relate to such services to confirm the accuracy of Escalon’s invoices.
4.3.    Taxes. The fees payable hereunder include, and MMI shall have no additional obligation to pay, any sales, use, excise, value-added or similar taxes that may be applicable. If MMI has the legal obligation to withhold or collect such taxes, the appropriate amount will be deducted from the license fee. MMI will cooperate with Escalon and take all actions reasonably requested by Escalon in order to secure a reduction or elimination of any withholding taxes pursuant to applicable law.
5.REPRESENTATIONS AND WARRANTIES.
5.1.    Mutual. Each party represents and warrants that (i) it has the right to enter into this Agreement; (ii) all necessary corporate action has been taken to duly and validly authorize the execution and delivery of this Agreement and to perform its obligations hereunder; (iii) this Agreement is the valid and legally binding obligation of such party in accordance with its terms, subject to bankruptcy, reorganization, insolvency, moratorium and similar laws and to general principles of equity which are within the discretion of courts of applicable jurisdiction.
5.2.    Escalon. Escalon represents and warrants to MMI that:

5.2.1.	as of the Effective Date, no claim, lien, or action exists or is threatened against Escalon that would interfere with MMI’s rights under this Agreement;

5.2.2.
the Licensed Source Code does not infringe any Intellectual Property Rights of any third party, and no third party has made any claims to that effect (including invitations to license patents that may be applicable to the Escalon Software);

5.2.3.
Escalon or an Affiliate of Escalon is the owner of the Licensed Source Code and all Intellectual Property Rights therein and thereto; the Licensed Source Code has been created by Escalon’s or its Affiliates’ employees, agents, and consultants who have validly assigned all Intellectual Property Rights therein and thereto to Escalon or an Affiliate; and Escalon Holdings, Inc. is an Affiliate of Escalon Medical Corp;

5.2.4.
Escalon has all rights necessary in order to grant the rights and licenses granted to MMI in this Agreement and make the assignments to MMI made in this Agreement, on behalf of itself and its Affiliates and Escalon and its Affiliates have not granted any rights inconsistent with the rights granted to MMI under this Agreement;

5.2.5.
Exhibit B contains a complete and accurate list of all third party Software that is (i) incorporated in or embedded in the Licensed Source Code, or required to be incorporated in or embedded in the Licensed Source Code in order for it to function, or (ii) used by Escalon to design or develop the Licensed Source Code. Except for the Third Party Software described in Exhibit B, the use of the Licensed Software by MMI as contemplated herein will not depend on the acquisition of rights to Software or any Intellectual Property Rights from any third party;

5.2.6.
Exhibit C contains a complete and accurate list of all Open Source Software included in, incorporated or embedded in, linked to, combined or distributed with, the Escalon Software. No Open Source Software has been included, incorporated or embedded in, linked to, combined or distributed with any Licensed Source Code, in each case, in a manner that obligates MMI to (i) distribute or disclose in source code form any Licensed Source Code or portion thereof; (ii) license any Licensed Source Code or portion thereof for the purpose of preparing derivative works; (iii) license any Licensed Source Code or portion thereof under terms that would allow such Licensed Source Code or portion thereof to be reverse engineered, reverse assembled, or disassembled (other than by operation of law); or (iv) license or otherwise make available on a royalty free basis any Licensed Source Code or portion thereof;

5.2.7.
Escalon has taken reasonable and appropriate steps to maintain the confidentiality of all Licensed Source Code. Escalon has not disclosed the Licensed Source Code to any third party other than its employees and contractors in the ordinary course of business pursuant to agreements containing confidentiality, non-disclosure and non-use provisions. To the knowledge of Escalon, no third party has infringed or misappropriated any of the Licensed Source Code or Escalon’s Intellectual Property Rights therein or thereto; and

5.2.8.	The Licensed Source Code delivered hereunder includes all documentation and comments necessary for a person reasonably skilled in the art to re-create the Escalon Software.
5.3.    Warranty Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 5, NEITHER PARTY MAKES ANY WARRANTY OR CONDITION OF ANY KIND, WHETHER EXPRESS, IMPLIED, OR STATUTORY, UNDER THIS AGREEMENT OR WITH RESPECT TO THE SUBJECT MATTER HEREOF. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY AND ITS SUBSIDIARIES, AFFILIATES, LICENSORS AND LICENSEES SPECIFICALLY DISCLAIMS ALL WARRANTIES OF ANY KIND, INCLUDING BUT NOT LIMITED TO (i) ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE; AND (ii) ANY WARRANTIES ARISING OUT OF COURSE OF DEALING, USAGE, OR TRADE.

6.	LIMITATION OF LIABILITY.
EXCEPT FOR ESCALON’S OBLIGATIONS UNDER SECTION 8, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON OR ENTITY WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT, UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY, FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES.

7.	CONFIDENTIALITY.
7.1.    Confidential Information. The parties acknowledge and agree that information which one party (the “Discloser”) discloses to the other party (the “Recipient”) in connection with this Agreement in a tangible form and which is marked “Confidential” or “Proprietary” (or with a similar legend), or that is disclosed orally and confirmed in writing as confidential within a reasonable time (not to exceed thirty (30) days from the date of initial disclosure), constitutes the proprietary and confidential information of the Discloser (“Confidential Information”). Even if not so marked, the parties agree that the Licensed Source Code and any related documentation or information shall be “Confidential Information” of Escalon hereunder.
7.2.    Use and Disclosure. Recipient agrees to keep Confidential Information of the Discloser confidential, not to use Confidential Information except to the extent required to exercise its rights or perform its obligations under this Agreement, and not to disclose Confidential Information unless expressly permitted under this Agreement. Recipient shall take commercially reasonable measures to maintain and hold the Confidential Information in the strictest confidence and to prevent the unauthorized disclosure and use of the Confidential Information. Notwithstanding the foregoing, MMI may disclose the Licensed Source Code, pursuant to confidentiality obligations no less protective than those contained in this Agreement, to third parties (e.g. Black Duck Software) as may be necessary in connection with the performance of due diligence regarding MMI’s business or assets.
7.3.    Exceptions. The foregoing restrictions will not apply to information that Recipient can demonstrate: (i) was known to Recipient at the time of disclosure to Recipient by Discloser (free of any obligation of confidentiality to Discloser or any party acting on behalf of Discloser) as shown by the files of Recipient in existence at the time of disclosure; (ii) is, at the time of disclosure, in or thereafter becomes part of, generally known to the public through no wrongful act of Recipient; (iii) has been rightfully received from a third party having the lawful right to disclose the same without continuing obligation to Discloser; (iv) has been approved for release by written authorization of Discloser; or (v) has been independently developed by Recipient without any use of Confidential Information, provided that Recipient can demonstrate such independent development by competent evidence. Should Recipient be faced with legal action or a compulsory requirement under government regulations to disclose Confidential Information received hereunder, Recipient shall promptly notify Discloser, and, upon the request and expense of Discloser, shall cooperate with Discloser in contesting such disclosure or in seeking an appropriate protective order or other similar protection. Except in connection with failure to discharge responsibilities set forth in this Section 7, Recipient shall not be liable in damages for any disclosures of such Confidential Information received hereunder pursuant to judicial action or compulsory government regulations or for inadvertent disclosure thereof where the required degree of care has been exercised, provided that promptly upon discovery of such inadvertent disclosure Recipient shall have endeavored to correct the effects thereof and to prevent any further inadvertent disclosure using the same degree of effort Recipient would use to correct the effects of disclosure and prevent further disclosure of its own most highly confidential information.
7.4.    Agreement Terms. Each party agrees that the terms and conditions, but not the existence, of this Agreement shall be treated as the other’s Confidential Information and that no reference to the terms and conditions of this Agreement or to activities pertaining thereto can be made in any manner without the prior written consent of the other party; provided, however, that each party may disclose the terms and conditions of this Agreement: (i) as required by any court or other Government Authority; (ii) as otherwise required by law; (iii) to legal counsel of the parties; (iv) in connection with the requirements of a public offering or securities filing; (v) in confidence, to accountants, banks, and financing sources and their advisors; (vi) in confidence, in connection with the enforcement of this Agreement or rights under this Agreement; or (vii) in confidence, in connection with a merger or acquisition or proposed merger or acquisition, or the like; provided further that the disclosing party shall, if permitted by applicable law, give the other party prior written notice of any such disclosures under (i), (ii), or (iv) above, and in all cases shall exercise reasonable efforts to preserve the confidentiality of this Agreement, including by cooperating with the other party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be afforded to the Agreement.
7.5.    Licensed Source Code. Escalon agrees to take reasonable and appropriate steps to maintain the confidentiality of all Licensed Source Code, and not to disclose the Licensed Source Code to any third party other than its employees and contractors in the ordinary course of business pursuant to agreements containing confidentiality, non-disclosure and non-use provisions.

8.	INDEMNIFICATION.
Escalon will, at its own expense, indemnify, defend, and hold harmless MMI and its Subsidiaries, directors, managers, officers, equity holders, employees, representatives, agents, successors and assigns against all losses, damages, claims, obligations, settlements, judgments, causes of action, costs, and expenses (including reasonable attorneys’ fees) arising from any and all third party claims alleging that the Licensed Source Code or the MMI Solutions on account of their incorporation of the Licensed Source Code, infringe or misappropriate any third party Intellectual Property Rights or other proprietary rights. MMI shall notify Escalon in writing within thirty (30) days of notification to MMI of the claim, provided that failure to provide such notification shall not relieve Escalon of any of its indemnification obligations except to the limited extent that the rights of Escalon are prejudiced by such delay. Escalon shall have sole control of the defense and all related settlement negotiations, provided that: (i) MMI will have the right to participate in the defense of a claim with counsel of its choice at its expense and (ii) Escalon will not, without the prior written consent of MMI, settle, compromise, or consent to the entry of any judgment that imposes any obligation upon MMI that Escalon does not fully discharge, or admit any liability of MMI. MMI shall provide Escalon with reasonable assistance, information, and authority necessary to perform Escalon’s obligations under this Section 8, at Escalon’s expense, provided that Escalon will not be responsible for any costs or expenses incurred by MMI without Escalon’s written consent. Notwithstanding the foregoing, Escalon shall have no liability if the alleged infringement is attributable to: (a) modification of the Licensed Source Code by MMI or its employees, contractors, or agents (other than by Escalon); or (b) the combination of the Licensed Source Code with Software, hardware or other items not supplied by Escalon for use with the Licensed Source Code, where the infringement would not be present absent such modification or combination. If the Licensed Source Code is held, or believed by Escalon, to infringe any third party Intellectual Property Rights, Escalon shall have the option, at its expense, to (a) modify the Licensed Source Code to be non-infringing; or (b) obtain for MMI a license to continue exercising the license and rights granted under this Agreement with respect to the Licensed Source Code; or if the parties agree that it is not commercially reasonable to perform either (a) or (b) and continued use of the Licensed Source Code is likely to create continuing material liability for MMI for which Escalon would have to indemnify MMI under this Section 8, then either party may (c) terminate the license for the infringing Licensed Source Code and Escalon shall refund to MMI an amount equal to the depreciated license fee paid by MMI (calculated on a straight line basis over a five (5) year life). If Escalon elects to take step (a), (b), or (c), it will consult with MMI to agree upon a process that will minimize impact on MMI.

9.	TERM AND TERMINATION.
9.1.    Term. This Agreement shall continue in full force and effect unless and until terminated as provided under this Agreement.
9.2.    Termination for Breach. Either party may terminate this Agreement immediately upon written notice for the material breach of the other party, which material breach is incurable or has remained uncured for a period of thirty (30) days from the date of delivery of written notice of such breach to the breaching party. Notwithstanding the foregoing, the license granted in Section 2.1 is irrevocable and shall survive any termination of this Agreement pursuant to this Section 9.2; provided that nothing herein prevents Escalon from seeking damages for unauthorized use of the Licensed Source Code or any failure by MMI to pay Escalon fees due to Escalon under Section 4 or injunctive relief to stop or prevent unauthorized use of the Licensed Source Code (but not, for the avoidance of doubt, the proper exercise of the license).
9.3.    Return of Materials. Promptly following termination of this Agreement, each party shall return to the other party or destroy, at the other party’s option, all copies of the other party’s Confidential Information then in its possession or control and erase any such copies from computer memory and, upon the other party’s request, certify in writing any such destruction and erasure; provided, however, that MMI may retain such copies of the Licensed Source Code and any related documentation as are necessary to support MMI’s continued use of such materials pursuant to the surviving license under Section 2.1.
9.4.    Survival. The parties’ rights and obligations under Sections 1, 2.1, 2.2, 2.3, 2.4, 2.6, 3.1.6, 4.3, 5, 6, 7, 8, 9.4, 9.5, 12, 13 and 14 shall survive termination of this Agreement.
9.5.    No Waiver. The failure of either party to enforce any provision of this Agreement shall not be deemed a waiver of such provision.

10.	DOWNSTREAM BUSINESS ASSOCIATE AGREEMENT.
Escalon shall execute MMI’s form of Downstream Business Associate Agreement, attached hereto as Exhibit D, on the date hereof.

11.	TRADEMARKS AND PUBLICITY.
Neither party may use any of the other party’s trademarks, service marks, trade names, or logos in any products, websites, advertising or promotional materials in connection with this Agreement. Neither party will issue a press release or otherwise announce, disclose or reveal the existence of this Agreement to any third party without the prior written consent of the other party, except as expressly permitted in Section 7.4.

12.	REGULATORY.
12.1.    Compliance. Escalon shall comply with and give all notices required by laws, ordinances, rules, regulations or lawful orders of any Government Authority bearing on Escalon’s performance of this Agreement, including any applicable Exhibit.
12.2.    Notification. Escalon shall notify MMI if it becomes aware of any communications with, or notices issued by, any Government Authority, that relate to the legal status of the Licensed Source Code or bear on the performance of this Agreement, including any applicable Exhibit. Any such notices shall be provided to MMI in writing within three (3) days of the date on which Escalon becomes aware of the information.
12.3.    Filings. Escalon shall notify MMI of any communications, including written filings, updates, or notices, that Escalon submits to any Government Authority that relate to the legal status of the Licensed Source Code or bear on the performance of this Agreement. Escalon shall notify MMI of such communications within a reasonable period before the submission of such communications, but in no event, shall such notice be provided less than twenty (20) days prior to the submission, unless timing of submission as required by law precludes provision of a twenty (20) day notice, in which case notice shall be provided as soon as practical. Escalon shall use commercially reasonable efforts to cooperate with MMI to respond to any questions, concerns or issues that bear on the performance of this Agreement before the submission. Upon written request by MMI, Escalon shall disclose to MMI any information that MMI may require to obtain clearance, approval or permission of a Government Authority to distribute, market or use the Escalon Software or MMI Solutions, to the extent that it exists, and nothing herein shall be deemed to limit MMI’s right to disclose such information to applicable Government Authorities in order to obtain clearance, approval or permission of such Government Authority to distribute, market or use the Escalon Software or MMI Solutions.
12.4.    Audit. Escalon’s records, which shall include, but not be limited to, accounting records, time sheets, written policies and procedures, test results, reports, correspondence, memoranda, internal or Government Authority audits and any other communication relating to the performance of this Agreement, shall be open to inspection and subject to audit and/or reproduction, during normal business hours, by MMI or its authorized representatives to the extent necessary to evaluate claims or information submitted by Escalon, as required by Government Authorities, or as desirable for any other valid business purpose subject to commercially reasonable standards.

13.	RESELLER AGREEMENT.
13.1.    Termination. Notwithstanding any terms of the Reseller Agreement to the contrary, the parties agree that MMI may terminate the Reseller Agreement immediately upon written notice of such termination to Escalon.
13.2.    Clarification. For the avoidance of doubt, the parties acknowledge and agree that MMI shall owe Escalon no obligations with respect to the Licensed Source Code (or any use of the Licensed Source Code) to Escalon or any other Person under the Reseller Agreement and the terms of the Reseller Agreement shall not be applicable to the Licensed Source Code or this Agreement. Without limiting the foregoing, MMI shall have no obligation to pay any fees to Escalon under the Reseller Agreement with respect to MMI’s use of the Licensed Source Code. The parties further agree that Sections 8.1, 8.2, 8.3 and 8.4 of the Reseller Agreement shall not apply to, and Section 7 of this Agreement will apply to: (i) information exchanged in connection with this Agreement and (ii) the Escalon Software and Licensed Source Code and information relating thereto regardless of whether such information or Software is or was disclosed under this Agreement or the Reseller Agreement.

14.	MISCELLANEOUS.
14.1.    Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party; provided, however, that either party may assign this Agreement to an Affiliate or a third party acquiring all or substantially all of such party’s business or assets to which the subject matter of this Agreement relates.
14.2.    Export Controls. MMI agrees to comply, with respect to the Licensed Source Code, with all applicable export control laws and regulations, including the Export Administration Regulations (“EAR”) maintained by the United States Department of Commerce. MMI covenants that it shall not, directly or indirectly, sell, export, re-export, transfer, divert, or otherwise dispose of any Software, source code, or technology (including products derived from or based on such technology) received from Escalon under this Agreement to any country (or national thereof) subject to antiterrorism controls or U.S. embargo without obtaining prior authorization from the competent Government Authorities as required by those laws and regulations.
14.3.    Governing Law; Venue. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, U.S.A., except that body of Delaware law concerning conflicts of law. The parties agree that the United Nations Convention on Contracts for the International Sale of Goods is specifically excluded from application to this Agreement. All disputes arising under or in connection with this Agreement shall be brought exclusively in the state and federal courts located in the District of Delaware (Wilmington), and each party hereby consents to the personal jurisdiction of such courts with respect to such disputes.
14.4.    Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand, by messenger, or by telecommunication, addressed to the addresses set forth below or at such other address furnished with a notice in the manner set forth herein.
If to MMI:                        If to Escalon:
Modernizing Medicine, Inc.                Escalon Medical Corp.
3600 FAU Blvd., Suite 202                435 Devon Park Drive, Suite 100
Boca Raton, Florida 33431                Wayne, Pennsylvania 19087
Attention: General Counsel                Attention: Rich J. DePiano, Jr.

With a copy to:                    With a copy to:

Wilson, Sonsini, Goodrich & Rosati             Duane Morris, L.P.
650 Page Mill Road                    30 South 17th Street
Palo Alto, California 94304-1050             Philadelphia, PA 19103-4196
Attention: Suzanne Y. Bell, Esq.             Kathleen Shay, Esquire

Such notices shall be deemed to have been served when delivered or, if delivery is not accomplished by reason of some fault of the addressee, when tendered.
14.5.    Independent Contractors. The parties hereto are independent contractors, and this Agreement shall not be construed as creating an agency, partnership or any other form of legal association between the parties.
14.6.    Partial Invalidity. Any term or provision of this Agreement held to be illegal or unenforceable shall, if possible, be interpreted so as to be construed as valid, but in any event the validity or enforceability of the remainder hereof shall not be affected.
14.7.    Complete Understanding. This Agreement , including all Exhibits, constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes and replaces all prior or contemporaneous understandings or agreements, written or oral, regarding such subject matter. Without limiting the foregoing, Escalon acknowledges and agrees that MMI has no obligation to enter into any transaction with Escalon not expressly required by this Agreement. No amendment to or modification of this Agreement will be binding unless in writing and signed by a duly authorized representative of both parties. The parties acknowledge and agree that the Mutual Confidentiality Agreement dated August 19, 2015 between the parties remains in full force and effect (the “Confidentiality Agreement”) provided that the definition of “Confidential Information” in the Confidentiality Agreement shall not be deemed to include the Escalon Software or any information obtained by MMI in connection with the transactions contemplated by this Agreement.

14.8.    Bankruptcy. All rights and licenses granted to MMI hereunder are, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), licenses of intellectual property within the scope of Section 101 of the Bankruptcy Code. Escalon acknowledges that MMI, as a licensee of such rights and licenses hereunder, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

Escalon Medical Corp.            Modernizing Medicine, Inc.
(on behalf of itself and its Affiliates)

By: __Richard J. DePiano, Jr.    ____        By: ______Daniel Cane_________

Name: __________________    ____        Name: __________________    _____

Title: ______CEO_________    ____        Title: ________CEO____________

Exhibits:

Exhibit A: Escalon Software

Exhibit B: Third Party Software

Exhibit C: Open Source Software

Exhibit D: Downstream Business Associate Agreement

Exhibit E: Client List

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